Exhibit 99.1
PRESS RELEASE
1004 N. Big Spring, Suite 400 Midland, TX 79701 (432) 684-3727 http://www.plll.com	Contact: Cindy Thomason Manager of Investor Relations cindyt@plll.com

PARALLEL PETROLEUM ANNOUNCES OPERATIONS UPDATE
AND FIRST QUARTER 2006 PRODUCTION AND PROVED RESERVES

MIDLAND, Texas, (BUSINESS WIRE), May 10, 2006 - Parallel Petroleum Corporation (NASDAQ: PLLL) today announced its operations update and first quarter 2006 production and proved reserves.

First Quarter 2006 Production

Parallel’s net daily production for the first quarter ended March 31, 2006 averaged 5,146 BOE per day, compared to an average of 4,873 BOE per day during the fourth quarter ended December 31, 2005. The Company estimates that the aggregate of the initial daily test rates from 37 gross (18.20 net) wells completed since January 1, 2006 amounts to approximately 2,635 equivalent barrels of oil (BOE) per day, net to Parallel. On March 14, 2006, the Company announced that the aggregate of the initial daily test rates from the first 18 gross (8.31 net) wells completed since January 1, 2006 amounted to approximately 1,500 BOE per day, net to Parallel. Since March 14, 2006, an additional 19 gross (9.89 net) wells have been completed for the aggregate of the initial daily test rates of approximately 1,135 BOE per day, net to Parallel. Due to the unstable nature of initial test data, and the natural decline rates associated with the Company’s first quarter and fourth quarter base production, Management cautions investors not to combine initial test data with quarterly production for the purpose of estimating the Company’s current net daily production or place undue reliance on this production data.

Management estimates that the Company’s production exit rate at the end of the first quarter 2006 was approximately 6,000 BOE per day.

As of today, the Company has 34 gross (16.17 net) wells in progress. Please refer to the tables on pages 11, 12 and 13 of this press release for quarterly comparison information pertaining to daily production and summary information related to “completed” and “work-in-progress” well operations, including initial test rates, since January 1, 2006.

Proved Reserves as of March 31, 2006

As a result of the Company’s high activity level, Management decided to have its independent engineers update the Company’s proved reserves quarterly. For the first quarter ended March 31, 2006, Parallel’s estimated proved reserves increased approximately 19% to 30.1 million BOE (MMBOE), compared to 25.4 MMBOE as of December 31, 2005. First quarter 2006 reserve additions were an estimated 5.2 MMBOE (80% acquisitions and 20% drill bit), which represented 1120% of first quarter production of 0.5 MMBOE. Therefore, for each BOE produced during the first quarter, the Company added 11.2 BOE of proved reserves.

The Company’s Standardized Measure of Discounted Future Net Cash Flows increased approximately 17% to $424 million as of March 31, 2006, compared to $361 million as of December 31, 2005. The price per barrel of oil increased 9% from $61.04 to $66.66, and the price per Mcf of natural gas decreased 26% from $9.43 to $6.98, when comparing December 31, 2005 to March 31, 2006.

Please refer to the tables on pages 14 and 15 of this press release for proved reserves information and detail of proved reserves by area/property as of March 31, 2006. The table on page 16 of this press release shows the Company’s 2006 capital investment budget compared to first quarter 2006 average daily production and proved reserve value by property as of March 31, 2006.

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Parallel Petroleum Announces Operations Update and
First Quarter 2006 Production and Proved Reserves
May 10, 2006

Operations by Area/Property

Resource Gas Projects

Parallel has two resource gas projects in early stages of development, including the Wolfcamp gas project in the Permian Basin of New Mexico and the Barnett Shale gas project in the Fort Worth Basin of North Texas. These resource gas projects generated approximately 13% of Parallel’s first quarter 2006 daily production (656 BOE per day) and represented approximately 7% of its reserve value as of March 31, 2006.

The Company has budgeted approximately $66.6 million for these two resource gas projects in 2006 for the drilling and completion of 66 new wells, pipeline construction and leasehold acquisition.

Permian Basin of New Mexico

Wolfcamp Gas Project, Eddy and Chaves Counties, New Mexico

Recent Completions and “Work-in-Progress”
On April 25, 2006, Parallel announced the results of its first Company operated well in its New Mexico Wolfcamp horizontal gas project. At the time of that press release, the Boxtop 1921-1 Federal No. 1 well was flowing to permanent gas sales at a restricted pipeline rate of approximately 6,300 gross Mcf of gas per day (2,280 Mcf of gas per day, or 380 BOE per day, net to Parallel), with flowing tubing pressure of 780 pounds per square inch (psig). At that time, the maximum allowable pipeline pressure was 150 psig. Since then, the pipeline company has made some minor modifications, moving the maximum allowable pressure to 250 psig. Correspondingly, Parallel has been allowed to increase the rate from the Boxtop well to a maximum sales rate of 8,200 gross Mcf of gas per day (3,000 Mcf of gas per day, or 500 BOE per day, net to Parallel). Between now and August 1, 2006, the pipeline company expects to make additional modifications to correct the pressure limitation and move capacity in that portion of the line to approximately 50,000 gross Mcf of gas per day. Until then, maximum capacity in that portion of the system will be approximately 10,000 gross Mcf of gas per day.

The Boxtop 1921-1 No. 1 well is located in Area 3 of the Company’s Wolfcamp gas project approximately 22 miles southwest of Artesia, New Mexico. It was originally drilled to a total depth of 7,610 feet under a farm-out agreement as an obligatory, but unsuccessful, Morrow formation test. The well was subsequently plugged backed to the Wolfcamp formation where a horizontal lateral of approximately 2,600 feet was drilled, cased, cemented and selectively perforated and fracture stimulated in three stages. Parallel owns working and net revenue interests in the Boxtop 1921-1 Federal No. 1 well of approximately 47% and 36%, respectively.

A second well, the Match Box Federal No. 1, has reached total depth with a lateral length of approximately 4,000 feet and is currently scheduled for completion in mid-May. This well is located east of the Boxtop 1921-1 Federal No. 1 well at a distance of approximately 0.75 mile. Parallel’s working and net revenue interests in this well are approximately 46% and 36%, respectively.

A third well, the Mara State No. 1, has reached total depth with a lateral length of approximately 3,850 feet and is currently scheduled for completion at the end of May. This well is located east of the Boxtop 1921-1 Federal No. 1 well at a distance of approximately 1.25 miles. Parallel’s working and net revenue interests in this well are approximately 75% and 56%, respectively, before payout and 62% and 46%, respectively, after payout.

A fourth well, the Jack in the Box No. 1, is currently drilling at a vertical depth of 240 feet, with a projected total measured depth of approximately 9,000 feet, including the lateral section of approximately 4,000 feet. This well is located approximately 2.5 miles southwest of the Boxtop 1921-1 Federal No. 1 well. Parallel’s working and net revenue interests in this well are approximately 50% and 38%, respectively.

A fifth well, the Jezebel State No. 1, a re-entry of a previously plugged and abandoned well, is currently building the transition curve at approximately 3,800 feet, with a projected total measured depth of approximately 9,000 feet, including the lateral section of approximately 4,000 feet. This well is located approximately 1 mile northeast of the Boxtop 1921-1 Federal No. 1 well. Parallel’s working and net revenue interests in this well are approximately 35% and 26%, respectively.

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Parallel Petroleum Announces Operations Update and
First Quarter 2006 Production and Proved Reserves
May 10, 2006

A sixth well, the Squeeze Box No. 1, will have a projected total measured depth of approximately 9,000 feet, including the lateral section of approximately 4,000 feet. The drilling rig is currently moving in on this well, which is located approximately 1 mile southeast of the Boxtop 1921-1 Federal No. 1 well and 2 miles east of the Jack in the Box No. 1 well. Parallel’s working and net revenue interests in this well are approximately 46% and 36%, respectively.

In addition to the above captioned wells, the Company currently has 5 fully approved permits in Area 3 and another 8 permits in progress, all within 4 miles of the Boxtop 1921-1 Federal No. 1 well.

Recent Leasehold Acquisition
Parallel announced in its April 25, 2006 press release that the Company increased its leasehold position in Area 3 by approximately 46%, thereby increasing its combined leasehold position in its entire New Mexico Wolfcamp gas project by approximately 17%. Currently, Parallel’s leasehold is approximately 25,000 gross (16,000 net) acres in Area 3, approximately 77,000 gross (35,000 net) acres in Area 2, and approximately 63,000 gross (4,600 net) acres in Area 1, which brings its total leasehold position in the project to approximately 165,000 gross (55,000 net) acres.

Background Information

The New Mexico Wolfcamp horizontal resource gas play, as defined by Parallel Petroleum, encompasses approximately 300,000 gross acres in portions of Eddy and Chaves Counties in southeastern New Mexico. The following map represents an overview of the “Wolfcamp fairway” and certain key wells in the gas play, including the wells’ proximity to each other and towns.

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Parallel Petroleum Announces Operations Update and
First Quarter 2006 Production and Proved Reserves
May 10, 2006

Geologically, the play is described as a broad area of gas-saturated, low permeability Wolfcamp dolomite, which historically has responded relatively poorly to conventional drilling and completion techniques. The introduction of horizontal drilling and multi-stage fracture completion techniques since mid-2004 has improved production response from the rock, thereby increasing industry interest in the play. To date, approximately 100 horizontal permits have been approved by state and federal regulatory agencies. Current New Mexico Oil Conservation Division regulations allow for minimum 160-acre horizontal spacing, which appears to be validated by early results from recent 160-acre horizontal wells drilled and completed by EOG Resources Inc. (NYSE: EOG).

Prior to Parallel’s Boxtop 1921-1 Federal No. 1 operated well, which has recently flowed at a maximum sales rate of 8,200 gross Mcf of gas per day as discussed above, the best performing well in the play was EOG Resources Inc.’s Nile 22 State Com No. 1H well, which averaged 3,938 gross Mcf of gas per day during its first full month of production, according to publicly available data.

Parallel’s current performance “type curve” anticipates the typical horizontal Wolfcamp well will exhibit an initial gross gas rate of approximately 2,100 Mcf of gas per day and a hyperbolic curve shape which yields approximately 2 BCF of gross gas reserves over a 17-year period. This “type curve”, along with an assumed drill-and-complete cost of $2.2 million, a royalty burden of 20%, and a realized wellhead price of $7.00 per Mcf of natural gas, yields a “typical well” undiscounted payout, undiscounted net income-to-investment ratio and rate-of-return of 0.95 years, 4.47:1 and 100%, respectively.

Project Status
Parallel has budgeted $45.5 million for this project in 2006, which will be used to fund the drilling and completion of 24 Company operated wells in Areas 2 and 3 and 24 non-operated wells primarily in Area 1, the installation of pipelines and related infrastructure, and the acquisition of additional leasehold. As stated above, Parallel has recently increased its leasehold position in its entire New Mexico Wolfcamp gas project by approximately 17% to 165,000 gross (55,000 net) acres, with the majority of the increase being in Area 3.

Area 1 - Parallel currently holds approximately 63,000 gross (4,600 net) acres in this portion of the project, which is operated by third parties, primarily by LCX Energy, LLC. Due to Parallel’s acreage position, the Company has the opportunity to participate with other operators through periodic acreage contributions into pooled units. As of this press release, Parallel has ownership in 17 active producing wells, of which 13 are operated by LCX Energy and 4 are operated by EOG Resources. The Company also has three LCX Energy wells and one EOG Resources well that are either awaiting completion or have completions in progress. One LCX Energy well and one Devon Energy Corporation (NYSE: DVN) well are currently drilling. Parallel’s proportionate base working interest in Area 1 is 8.5%.

Area 2 - Parallel currently holds approximately 77,000 gross (35,000 net) acres in this Company operated area, with a proportionate base working interest of approximately 85.0%. To date, Parallel has re-entered and made a vertical Wolfcamp completion in the Seabiscuit No. 1 well and has drilled the Affirmed No. 1, the Dash for Cash No. 1 and the Seabiscuit No. 2 wells as Wolfcamp horizontals. All three horizontal wells were drilled with laterals of approximately 4,000 feet in length, were cased and cemented, and are now awaiting completion and pipeline connection.

Due to the lack of existing infrastructure in the area, Parallel will install a treating plant and will build approximately nine miles of 16-inch pipeline. All plant and pipeline components have been ordered, with anticipated delivery beginning in early May. The current schedule calls for pipeline and plant installation and completion of the first three horizontal wells in time to commence gas sales on or before July 1, 2006.

Parallel also currently holds five other fully approved drilling permits and has one other permit in progress in Area 2. The Company anticipates moving one drilling rig back into Area 2 early in the third quarter of 2006.

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Parallel Petroleum Announces Operations Update and
First Quarter 2006 Production and Proved Reserves
May 10, 2006

Area 3 - As stated above, Parallel has recently increased its leasehold position in Area 3 by approximately 46% to 25,000 gross (16,000 net) acres. The Company’s proportionate base working interest in this operated area is approximately 85.0%. In addition to the information released above regarding the first six wells in Area 3, Parallel currently has 5 fully approved permits and another 8 permits in progress in this Area.

Currently, the Company and one third party operator have a total of three drilling rigs running in Area 3. Parallel will pick up an additional rig in Area 3 within the next 20 days for a 2-well drilling window. Parallel anticipates having a total of four Company contracted rigs running in Areas 2 and 3 by the first quarter of 2007.

Other Information
Parallel’s New Mexico Wolfcamp gas project generated approximately 3% of the Company’s first quarter 2006 daily production (129 BOE per day) and represented approximately 1% of its reserve value as of March 31, 2006.

Fort Worth Basin of North Texas

Barnett Shale Gas Project, Tarrant County, Texas

Current Operations
The Company’s Barnett Shale gas project now has 8 wells on production. Three wells operated by Four Sevens and 5 wells operated by Dale Resources, LLC are now producing at a combined rate of approximately 21,500 gross Mcf of gas per day, or 3,585 gross BOE per day (792 BOE per day, net to Parallel). The current average daily producing rate from each of these eight wells ranges from a low of 800 gross Mcf to a high of 6,500 gross Mcf of gas per day.

The Company’s Barnett Shale gas project currently has 12 wells in various stages of pre-production operations. One of the twelve wells is operated by Four Sevens and is currently drilling. The other eleven wells are operated by Dale Resources, LLC, of which 3 wells are currently flowing back frac-load, 6 wells are currently awaiting completion and pipeline connection, and 2 wells are currently drilling. Parallel estimates that it currently takes less than 30 days to drill and case a Barnett Shale well and have it ready to be frac’d into sales.

Parallel’s working interest in each of the 4 wells operated by Four Sevens is approximately 25.0% before payout and approximately 18.0% after payout. Parallel’s working interest in each of the 16 wells operated by Dale Resources, LLC varies from a low of approximately 18.5% to a high of approximately 50.0% before payout, and varies from a low of approximately 18.5% to a high of approximately 37.0% after payout.

Recent Completions
As Parallel announced in its March 14, 2006 press release, two wells in its Barnett Shale gas project were selling gas at a combined rate of approximately 15,250 gross Mcf of gas per day, or 2,541 gross BOE per day (597 BOE per day, net to Parallel). Currently, the two wells are selling gas at a combined rate of approximately 10,400 gross Mcf of gas per day, or 1,732 gross BOE per day (517 BOE per day, net to Parallel). The wells are operated by Dale Resources, LLC and were drilled with horizontal laterals of approximately 4,000 feet in length, with the laterals situated approximately 1,200 feet apart and running parallel to each other. These two adjacent wells were fracture stimulated simultaneously, each sequentially, with a total of four frac stages per well. These frac stages utilized approximately 5.0 million gallons of frac-load and 1.6 million pounds of sand per well. Based on the combined estimated current test rate, the Company’s projected type decline curve and current gas prices, the Company anticipates that the two wells will payout in approximately six months.

In addition, a well operated by Four Sevens was recently completed and is currently selling gas at a rate of approximately 2,700 gross Mcf of gas per day, or 450 gross BOE per day (57 BOE per day, net to Parallel).

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Parallel Petroleum Announces Operations Update and
First Quarter 2006 Production and Proved Reserves
May 10, 2006

Recent Acquisition
As Parallel announced in its March 30, 2006 press release, the Company purchased an additional 8.4% working and 6.0% net revenue interest in all wells, together with related infrastructure, pipeline and equipment in its Barnett Shale gas project. The additional interests were acquired from five unaffiliated parties for a total cash consideration of approximately $5.5 million.

Other Information
Parallel’s Barnett Shale gas project generated approximately 10% of the Company’s first quarter 2006 daily production (527 BOE per day) and represented approximately 6% of its reserve value as of March 31, 2006.

Parallel’s current leasehold position in the Barnett Shale gas project is approximately 11,700 gross (4,400 net) acres. The Company budgeted approximately $21.1 million for the project in 2006 for the drilling and completion of 18 new wells, pipeline construction and leasehold acquisition, exclusive of the aforementioned $5.5 million acquisition of additional interests.

Permian Basin of West Texas

The Permian Basin of West Texas generated approximately 60% of Parallel’s first quarter 2006 daily production (3,110 BOE per day) and represented approximately 87% of its reserve value as of March 31, 2006.

The Company budgeted approximately $28.6 million for its projects in the Permian Basin of West Texas in 2006 for the drilling and completion of 44 new wells, 30 workovers, equipment, pipeline construction, seismic and leasehold acquisition.

Carm-Ann San Andres Field/N. Means Queen Unit, Andrews & Gaines Counties, Texas

Current Operations
2006 drilling activity in Parallel’s Carm-Ann field began on December 28, 2005. Since that time, the Company has drilled 11 wells, averaging approximately eight days from spud to rig release on each well. The eleven new wells, and one carry-over well from 2005, have been completed and are now on pump testing at an estimated combined rate of 880 gross BOE per day (574 BOE per day, net to Parallel).

Background Information
Parallel acquired the Carm-Ann/N. Means properties for a combined net purchase price of approximately $18.7 million through multiple transactions in the fourth quarter of 2004 and the first quarter of 2005. This acquisition established a new core operating area that is located within 50 miles of the Company’s Midland, Texas, headquarters. Initial development on these properties began in March 2005 with the drilling of 16 in-fill San Andres wells and one Queen well. The success of the 2005 drilling program prompted the Company to budget additional activity for 2006 and to acquire the adjacent Harris field.

Other Information
The Carm-Ann/N. Means properties generated approximately 10% of the Company’s first quarter 2006 daily production (545 BOE per day) and represented approximately 10% of its reserve value as of March 31, 2006.

The Company budgeted approximately $5.0 million for the Carm-Ann/N. Means project in 2006 for the drilling and completion of 11 new wells and the workover of 9 existing wells. All 11 of the new wells are situated on injection well locations and will be converted from oil producers to water injection service at the appropriate time. Parallel is the operator of these properties with an average working interest of approximately 77%.

Harris San Andres Field, Andrews & Gaines Counties, Texas

Current Operations
A drilling rig is currently active in the Harris field and has drilled five wells to date. One of the five wells is producing at an initial test rate of 60 BOE per day (44 BOE per day, net to Parallel), three wells are being completed, and one well is awaiting completion. Currently, one well is drilling.

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Parallel Petroleum Announces Operations Update and
First Quarter 2006 Production and Proved Reserves
May 10, 2006

Background Information
Parallel acquired the Harris San Andres properties for a combined net purchase price of approximately $44.2 million through two transactions in the fourth quarter of 2005 and the first quarter of 2006. The leases include approximately 6,100 gross (5,490 net) acres, are approximately one mile from the Company’s Carm-Ann assets, and will be integrated into the Carm-Ann base of operations. Approximately 1,300 gross (1,170 net) acres of the total leasehold have been developed through the prior operator’s drilling of thirty-five wells on 40-acre spacing. Parallel anticipates the 1,300 acres will be further developed through 20-acre infill drilling and waterflood implementation. The Company expects the remaining 4,800 gross (4,320 net) acres to be field extension and lower risk exploration acreage.

Other Information
The Harris San Andres properties generated approximately 6% of the Company’s first quarter 2006 daily production (296 BOE per day) and represented approximately 19% of its reserve value as of March 31, 2006.

The Company budgeted approximately $11.1 million for the Harris San Andres project in 2006 for the drilling of 23 wells and 4 workovers. Parallel is the operator of these properties with an average working interest of approximately 90%.

Diamond M Canyon Reef Unit, Scurry County, Texas

Current Operations
2006 activity to date in Parallel’s Diamond M Canyon Reef project has revolved primarily around the acquisition of a new 3-D seismic survey. The survey is somewhat unique in that it will acquire both pressure-wave (P-wave) and shear-wave (S-wave) data, and the Company anticipates that it will provide more detail and better compartmental imaging than a “typical” 3-D seismic survey. As of this press release, the P-wave acquisition and the S-wave acquisition are complete and the data is currently being processed.

Parallel has drilled the first two of the six new wells budgeted for 2006. Both wells are now on pump with a combined initial test rate of 364 gross BOE per day, or 213 BOE per day, net to Parallel. The Company anticipates that the remaining four new wells will be drilled later in the year after processing and interpretation of the 3-D seismic survey is completed.

In addition, workover operations have recently been completed on the last two workover wells that were budgeted for this property in 2005. Combined early test results for these two wells were 110 gross bopd, or 62 BOE per day, net to Parallel, as fluid levels continue to pull down and oil cuts continue to improve. Currently, the Company has two workover rigs in the field for completion and workover activity.

Other Information
The Diamond M Canyon Reef property generated approximately 8% of the Company’s first quarter 2006 daily production (398 BOE per day) and represented approximately 10% of its reserve value as of March 31, 2006.

The Company budgeted approximately $8.3 million for the project in 2006 for the acquisition of a new 3-D seismic survey, the drilling of 6 new wells, and the continuation of the deepening program with 12 additional workovers. Parallel is the operator of these properties with an average working interest of approximately 66% above the contractual base volumes associated with the Company’s work-to-earn arrangement with Southwestern Energy Company (NYSE: SWN).

Diamond M Shallow Leases, Scurry County, Texas

Current Operations
The Company is currently monitoring flood response on its Diamond M Shallow property and will resume development once satisfactory response is observed. During 2004, the Company drilled 12 producing well locations and 18 water injection well locations in the project. Parallel’s typical practice is to produce the injection well locations for a period of time to condition the formation for injection and to improve economic return. All but two of the 18 wells were converted to injection service during 2005.

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Parallel Petroleum Announces Operations Update and
First Quarter 2006 Production and Proved Reserves
May 10, 2006

Other Information
The Diamond M Shallow property generated approximately 1% of the Company’s first quarter 2006 daily production (56 BOE per day) and represented approximately 9% of its reserve value as of March 31, 2006.

The Company budgeted approximately $200,000 for the project in 2006 for general maintenance and workovers, pending waterflood response. Parallel is the operator of these properties with an average working interest of approximately 66% above the contractual base volumes associated with the Company’s work-to-earn arrangement with Southwestern Energy Company.

Fullerton San Andres Field, Andrews County, Texas

Current Operations
Year-to-date activity in Parallel’s Fullerton Field has consisted primarily of the re-fracture stimulation of six active producing wells, with three additional similar workovers currently scheduled. Though the wells are currently pumping fluid levels down, and therefore have no currently available test data, the Company’s experience with approximately 90 such jobs performed in the field since February 2003 indicates that initial rates of approximately 12 bopd per well can be expected.

Other Information
This property generated approximately 30% of the Company’s first quarter 2006 daily production (1,544 BOE per day) and represented approximately 35% of its reserve value as of March 31, 2006.

The Company budgeted approximately $1.8 million for the Fullerton project in 2006 for the drilling and completion of 4 new wells and 5 workovers. Parallel owns an 82% average working interest in these properties.

Other Permian Basin Projects

Current Operations
Parallel recently re-stimulated the Page E No. 6, which is located on one of the Company’s other Permian Basin assets. The re-stimulation, which was performed at a cost of approximately $42,500, has returned a temporarily abandoned well to producing status at a gross initial rate of approximately 285 Mcf of gas per day, or 48 BOE per day (38 BOE per day, net to Parallel). At this test rate, the Company estimates that payout will occur in less than two months. This well has increased total lease production 55%, from just over 500 Mcf of gas per day to approximately 800 Mcf of gas per day. Parallel is the operator of the property with a 100% working interest.

Other Information
Other Permian Basin projects generated approximately 5% of the Company’s first quarter 2006 daily production (271 BOE per day) and represented approximately 4% of its reserve value as of March 31, 2006.

The Company budgeted approximately $2.2 million for other Permian Basin properties in 2006, primarily for lease and well equipment, well maintenance and capitalized overhead.

Onshore Gulf Coast of South Texas

Yegua/Frio/Wilcox and Cook Mountain Gas Projects, Jackson, Wharton and Liberty Counties, Texas

Current Operations
The Company has 5 Wilcox gas wells currently producing at a combined rate of approximately 30,000 gross Mcf of gas per day and 480 gross barrels of oil per day, or 5,480 gross BOE per day (712 BOE per day, net to Parallel). The current average daily producing rate from each of these five wells ranges from a low of 2,000 gross Mcf to a high of 8,900 gross Mcf of gas per day. Parallel’s working interest in this project, which is operated by Tri-C Resources, is approximately 15.9% before payout and approximately 23.8% after payout.

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Parallel Petroleum Announces Operations Update and
First Quarter 2006 Production and Proved Reserves
May 10, 2006

Tri-C Resources has drilled a successful Frio well based on a log show in one of the Wilcox wells. This new Frio well has been placed on production at a rate of approximately 500 Mcf of gas per day, or 83 BOE per day (9 BOE per day, net to Parallel). Parallel’s working interest in the well is approximately 13.95%.

Two additional Frio wells, with other operators, have been placed on production with test rates of 960 and 820 Mcf of gas per day, or 160 and 130 BOE per day, respectively (17 and 27 BOE per day, net to Parallel). Parallel’s working interests in the wells are 14.0% and 26.0%, respectively.

Parallel plans to drill one deep Frio well during the second quarter of 2006. The Company will own an approximate 26% working interest in this well.

Other Information
The Onshore Gulf Coast of South Texas gas projects generated approximately 27% of Parallel’s first quarter 2006 daily production (1,380 BOE per day) and represented approximately 6% of its reserve value as of March 31, 2006.

The Company budgeted approximately $2.8 million for the South Texas projects in 2006 for the drilling and completion of 1 Wilcox well and 4 Yegua/Frio/Cook Mountain wells.

Other Projects

Utah/Colorado Conventional Oil & Gas and Heavy Oil Sand Projects, Uinta Basin

Current Operations
Parallel recently drilled the first test well in its Utah/Colorado project. The Sunshine Bench No. 2 well was drilled by the Company based on historical 2-D seismic and geological information. The well spudded on February 18, 2006, was drilled to a total depth of approximately 5,200 feet, open-hole logged, selectively side-wall cored, and plugged and abandoned. The well information will be incorporated into the 3-D seismic survey. The seismic shoot has been completed and the data is currently being processed prior to interpretation.

Other Information
The Utah/Colorado project does not yet contribute to the Company’s current daily production or reserve value.

Parallel has increased its leasehold acreage position in this project to approximately 160,000 net acres. It is a multiple zone project consisting of both oil and gas targets at depths of less than 6,000 feet. Seismic and geologic data evaluation continues. One additional well has been permitted.

Approximately 3,000 acres of the Company’s leasehold is located on the geologic feature known as Asphalt Ridge. The Company is currently investigating development options for these heavy oil sand deposits.

The Company budgeted approximately $4.2 million for this project in 2006 for the drilling and completion of 1 well and the acquisition of a 3-D seismic survey and additional leasehold. Parallel owns and operates 100% of this project.

East Texas Cotton Valley Reef Gas Project, Leon and Freestone Counties

The East Texas Cotton Valley Reef gas project contributes minimally to the Company’s current daily production and reserve value.

This 3-D seismic gas project has a higher risk profile than the Company’s other projects. The objective is the Cotton Valley barrier reef facies found between depths of approximately 16,000 and 18,000 feet. The project consists of approximately 5,000 gross (650 net) acres.

Parallel budgeted approximately $1.5 million for the Cotton Valley Reef gas project in 2006 for additional leasehold and the drilling of one well, which is currently drilling below 10,000 feet. Parallel owns an approximate 13.125% working interest in this project.

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Parallel Petroleum Announces Operations Update and
First Quarter 2006 Production and Proved Reserves
May 10, 2006

Management Comments

Larry C. Oldham, Parallel’s President, commented, “As we announced on March 14, we had an earlier-than-expected start on our 2006 drilling activity in our Carm-Ann, Harris, and Diamond M projects, and we currently have wells ‘stacked up’ for completions and new wells drilling in both our New Mexico Wolfcamp and Barnett Shale gas projects. Since January 1, 2006, we have completed 37 gross (18.20 net) wells representing net initial test volumes of approximately 2,635 BOE per day. Currently, we have an additional 34 gross (16.17 net) wells in various stages of pre-production operations.”

In a final comment, Oldham stated, “Our aggressive 2006 capital investment budget has resulted in strong first quarter production results and related production exit rate, as well as increased proved reserves. We believe future quarters will continue to show outstanding results as we continue the development of our projects through our $103.7 million capital investment budget. We plan to invest $66.6 million, or 64%, of the 2006 capital investment budget in our New Mexico Wolfcamp and Fort Worth Basin Barnett Shale gas projects. Production from these two resource gas projects was up 42% over the fourth quarter 2005 and 1212% over the first quarter 2005.”

Conference Call and Webcast Information

The Company’s management will host a conference call to discuss current operations, production, reserves and financial results for the first quarter ended March 31, 2006. In addition to this press release, please refer to the Company’s first quarter 2006 earnings release also dated May 10, 2006 and its Form 10-Q for the quarterly period ended March 31, 2006 that was filed with the Securities and Exchange Commission on May 10, 2006.

The conference call will be held on Thursday, May 11, 2006, at 2:00 p.m. Eastern time (1:00 p.m. Central time). To participate in the call, dial 866-203-2528 or 617-213-8847, Participant Passcode 39669401, at least five minutes before the scheduled start time. The conference call will also be webcast with slides, and can be accessed live at Parallel’s web site, http://www.plll.com. A replay of the conference call will be available at the Company’s web site or by calling 888-286-8010 or 617-801-6888, Passcode 97071845.

TABLES FOLLOW

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Parallel Petroleum Announces Operations Update and
First Quarter 2006 Production and Proved Reserves
May 10, 2006

Daily Production - First Quarter 2006, Compared to Fourth Quarter 2005 and First Quarter 2005

The following table represents a comparison of Parallel’s daily production by area/property for the first quarter of 2006 and the fourth and first quarters of 2005. Detailed information on each property listed in this table is provided within the text of this press release.

DAILY PRODUCTION - 1Q 2006, COMPARED TO 4Q 2005 AND 1Q 2005

	1Q 2006	4Q 2005	1Q 2005	1Q 2006	1Q 2006
AREA/PROPERTY	Actual BOE per day	Actual BOE per day	Actual BOE per day	Compared to 4Q 2005 % Change	Compared to 1Q 2005 % Change
Resource Projects
Barnett Shale (1)	527	420	–	25%	N/A
New Mexico (2)	129	43	50	200%	158%
Total Resource Projects	656	463	50	42%	1212%
Permian Basin of West Texas
Fullerton San Andres	1,544	1,588	1,583	(3)%	(2)%
Carm-Ann San Andres / N. Means Queen (3)	545	554	215	(2)%	153%
Harris San Andres (4)	296	55	–	438%	N/A
Diamond M Shallow (5)	56	66	110	(15)%	(49)%
Diamond M Canyon Reef (6)	398	339	138	17%	188%
Other Permian Basin	271	312	351	(13)%	(23)%
Total Permian Basin	3,110	2,914	2,397	7%	30%
Onshore Gulf Coast of South Texas
Yegua/Frio	419	474	745	(12)%	(44)%
Wilcox (7)	854	906	–	(6)%	N/A
Cook Mountain	107	116	219	(8)%	(51)%
Total Gulf Coast	1,380	1,496	964	(8)%	43%
GRAND TOTAL	5,146	4,873	3,411	6%	51%

(1) 1Q 2006 - production from first seven wells. Nine wells are currently awaiting completion.
(2) Reflects results of initial horizontal Wolfcamp completion. Currently, five wells are drilling and nine wells are awaiting completion.
(3) 2Q 2005 - initiated workover and drilling program. 1Q 2006 - drilled eleven wells.
(4) Currently drilling sixth well.
(5) 1Q 2005 - initiated conversion of producing wells to injection wells. Currently awaiting waterflood response.
(6) 2Q 2005 - initiated deepening program. 1Q 2006 - two wells drilled and on production.
(7) 1Q 2006 - five wells flowing to sales.

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Parallel Petroleum Announces Operations Update and
First Quarter 2006 Production and Proved Reserves
May 10, 2006

Summary of Completed Well Operations Since January 1, 2006

The following table is a brief summary of completed well operations since January 1, 2006 on certain of Parallel’s properties. Detailed information pertaining to the completed well operations in this table for the time period from January 1, 2006 to March 14, 2006 is provided in the Company’s previous operations update press release dated March 14, 2006, and the completed well operations information for the time period from March 14, 2006 to May 10, 2006 is provided within the text of this press release.

SUMMARY OF COMPLETED WELL OPERATIONS

TIME PERIOD	JANUARY 1, 2006 to MARCH 14, 2006 (1)			MARCH 14, 2006 to MAY 10, 2006 (2)
	Number of Wells		Estimated Initial	Number of Wells		Estimated Initial
Completed Well Operations	Gross	Net	Net BOEPD (3) (4)	Gross	Net	Net BOEPD (3) (4)
Producing	12	4.97	1,326	19	9.89	1,135
Workovers - Producing	3	2.32	110	–	–	0
Shut-in	3	1.02	64	–	–	0
Total	18	8.31	1,500	19	9.89	1,135

(1)
Please refer to the Company's operations update press release dated March 14, 2006 for detailed information pertaining to well operations on certain properties that contributed to the summary of completed well operations data included in this portion of the table for the time period from January 1, 2006 to March 14, 2006.

(2)
Please refer to this press release for detailed information pertaining to well operations on certain properties that contributed to the summary of completed well operations data included in this portion of the table for the time period from March 14, 2006 to May 10, 2006.

(3)
The net equivalent barrels of oil per day (BOEPD) represents an initial producing rate, or an initial test rate, of the well or wells and is not intended to represent a sustained or stabilized producing rate.

(4)	The estimated net BOEPD is calculated based upon the conversion of 6 Mcf of natural gas being equal to 1 barrel of oil.

Current “Work-in-Progress” Well Operations

The following table is a summary of current “work-in-progress” well operations on certain of Parallel’s properties. Detailed information of the well operations in this table is provided within the text of this press release.

"WORK-IN-PROGRESS" WELL OPERATIONS AS OF MAY 10, 2006
	Number of Wells
"Work-in-Progress" Well Operations	Gross	Net
Completing	7	3.80
Workovers - Completing	2	1.32
Awaiting Completion	15	7.08
Drilling	10	3.97
Total	34	16.17

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Parallel Petroleum Announces Operations Update and
First Quarter 2006 Production and Proved Reserves
May 10, 2006

Summary Well Operations Since January 1, 2006

The following table is a brief summary of new well operations since January 1, 2006 on certain of Parallel’s properties. Detailed information on each property listed in this table is provided within the text of this press release.

SUMMARY WELL OPERATIONS SINCE JANUARY 1, 2006

	Number of Wells		Estimated Initial
Property/Well Operations	Gross	Net	Net BOEPD (1) (2)	Other Information (3)
Wolfcamp Wells
Area 1
Producing	7	0.68	169	2 operators
Shut-in	2	0.17	64	awaiting pipeline
Completing	1	0.03	N/A	in progress
Awaiting Completion	3	0.16	N/A	awaiting services and pipeline
Drilling	2	0.58	N/A	est. 30 days to drill and case
Area 2
Shut-in	1	0.85	N/A	tested - rate not released
Awaiting Completion	3	2.55	N/A	awaiting services and pipeline
Area 3
Producing	1	0.46	500	pipeline restricted
Awaiting Completion	2	1.21	N/A	awaiting services
Drilling	3	1.42	N/A	est. 30 days to drill and case
Barnett Shale Wells
Producing	3	0.86	663	frac'd to sales
Completing	3	1.07	N/A	flowing back frac load
Awaiting Completion	6	2.26	N/A	to be frac'd straight to sales
Drilling	3	0.94	N/A	est. 30 days to drill and case
Carm-Ann San Andres Wells
Producing	12	9.90	574	Average 73 BOE per day per well
Harris San Andres Wells
Producing	1	0.90	44	initial test results
Completing	3	2.70	N/A	in progress
Awaiting Completion	1	0.90	N/A	awaiting services
Drilling	1	0.90	N/A	est. 8 days to drill and case
Diamond M Canyon Reef Wells
Producing	2	1.32	213	initial test results
Workovers - Producing	2	1.32	62	initial test results
Workovers - Completing	2	1.32	N/A	in progress
Other Permian Wells
Workover - Producing	1	1.00	48	initial test results
Yegua/Frio/Wilcox Wells
Producing	5	0.74	298	initial test results
Cotton Valley Reef
Drilling	1	0.13	N/A	drilling below 10,000 feet
SUMMARY OF WELL OPERATIONS
Completed:
Producing	31	14.86	2,461
Workovers - Producing	3	2.32	110
Shut-in	3	1.02	64
Total	37	18.20	2,635
Work-in-Progress:
Completing	7	3.80	N/A
Workovers - Completing	2	1.32	N/A
Awaiting Completion	15	7.08	N/A
Drilling	10	3.97	N/A
Total	34	16.17	N/A
GRAND TOTAL	71	34.37	2,635

(1) The estimated initial net equivalent barrels of oil per day (BOEPD) represents an initial test rate of the well or wells and is not intended to represent a sustained or stabilized producing rate.
(2) The estimated net BOEPD is calculated based upon the conversion of 6 Mcf of natural gas being equal to 1 barrel of oil.
(3) Detailed information on each property listed in this table is provided within the text of this press release.

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Parallel Petroleum Announces Operations Update and
First Quarter 2006 Production and Proved Reserves
May 10, 2006

Proved Reserves as of December 31, 2004, December 31, 2005 and March 31, 2006

The following table represents Parallel’s total proved reserves by category and the Standardized Measure of Discounted Future Net Cash Flows as of December 31, 2004, December 31, 2005, and March 31, 2006.

PROVED RESERVES AS OF DECEMBER 31, 2004, DECEMBER 31, 2005 AND MARCH 31, 2006

	December 31, 2004 (1)	December 31, 2005 (1)	March 31, 2006 (1)		Percentage Change (2)
Total Proved Reserves:
Oil (MMBbls)	18.9	21.2	24.4		15%
Gas (Bcfg)	16.8	25.2	34.0		35%
MMBOE	21.7	25.4	30.1		19%
SEC Reserve Categories:
PDP (MMBOE) (3)	15.1	16.0	17.1		7%
PDNP (MMBOE) (4)	0.3	0.5	1.2		140%
PUD (MMBOE) (5)	6.3	8.9	11.8		33%
Total Proved Reserves (MMBOE)	21.7	25.4	30.1		19%
Standardized Measure of
Discounted Future Net Cash Flows ($MM)	$206	$361	$424	(6)	17%
NYMEX prices:
Per Bbl of oil	$43.46	$61.04	$66.66		9%
Per Mcf of natural gas	$6.18	$9.43	$6.98		(26)%

(1) Based on independent reserve studies prepared by Cawley, Gillespie & Associates, Inc., our independent petroleum engineers.
(2) Percentage change when comparing March 31, 2006 to December 31, 2005.
(3) PDP is proved developed producing reserves.
(4) PDNP is proved developed non-producing reserves.
(5) PUD is proved undeveloped reserves.
(6) The Standardized Measure of Discounted Future Net Cash Flows as of March 31, 2006 has been estimated utilizing the same tax rate applicable to the Standardized Measure of Discounted Future Net Cash Flows as of December 31, 2005.

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Parallel Petroleum Announces Operations Update and
First Quarter 2006 Production and Proved Reserves
May 10, 2006

Proved Reserves by Area/Property as of March 31, 2006

The following table represents Parallel’s proved reserves, on a property basis, and the estimated Standardized Measure of Discounted Future Net Cash Flows as of March 31, 2006. Detailed information on each property listed in this table is provided within the text of this press release.

PROVED RESERVES BY AREA/PROPERTY AS OF MARCH 31, 2006

	Proved Reserves as of 03-31-06 (1) (2) (3)
	PDP (4)		PDNP (5)		PUD (6)		Total Proved
AREA/PROPERTY	MMBOE	PV-10% ($MM)	MMBOE	PV-10% ($MM)	MMBOE	PV-10% ($MM)	MMBOE	PV-10% ($MM)	% of PV-10%

Resource Projects
Barnett Shale (2)	0.63	$11.8	0.83	$13.1	1.01	$7.6	2.47	$32.5	6%
New Mexico Wolfcamp	0.16	3.6	0.02	0.4	–	–	0.18	4.0	1%
Total	0.79	$15.4	0.85	$13.5	1.01	$7.6	2.65	$36.5	7%

Permian Basin of West Texas
Fullerton San Andres	9.17	$166.5	0.05	$1.7	1.71	$29.0	10.93	$197.2	35%
Carm-Ann San Andres/N. Means Queen	1.47	31.5	–	–	1.57	26.2	3.04	57.7	10%
Harris San Andres (3)	1.36	27.9	–	-	4.61	78.7	5.97	106.6	19%
Diamond M Shallow	0.63	7.8	0.20	6.3	1.67	34.9	2.51	49.0	9%
Diamond M Canyon Reef	1.22	23.7	–	–	0.98	30.8	2.20	54.5	10%
Other Permian Basin	1.18	18.1	–	–	0.28	5.4	1.46	23.5	4%
Total	15.04	$275.5	0.25	$8.0	10.82	$205.0	26.11	$488.5	87%

Onshore Gulf Coast of South Texas
Yegua/Frio	0.61	$14.3	0.04	$1.1	–	$–	0.65	$15.4	2%
Wilcox	0.58	16.6	–	–	–	–	0.58	16.6	3%
Cook Mountain	0.11	3.4	–	–	–	–	0.11	3.4	1%
Total	1.30	$34.3	0.04	$1.1	–	$–	1.34	$35.4	6%

GRAND TOTAL	17.13	$325.2	1.14	$22.6	11.83	$212.6	30.10	$560.4	100%

Estimated Future Income Taxes (7)		(69.5)		(6.4)		(60.0)		(135.9)
Estimated Standardized Measure of
Discounted Future Net Cash Flows		$255.7		$16.2		$152.6		$424.5

(1) Based on independent reserve study by Cawley, Gillespie & Associates, Inc. utilizing NYMEX prices of $66.66 per barrel of oil and $6.98 per Mcf of natural gas, as of March 31, 2006.
(2) Includes approximately 3.7 BCF (.62 million BOE) of reserves associated with the additional interests acquired in the Barnett Shale project.
(3) Includes approximately 3.5 million BOE of reserves associated with the "Harris San Andres" properties that were acquired on January 12, 2006.
(4) PDP is proved developed producing reserves.
(5) PDNP is proved developed non-producing reserves.
(6) PUD is proved undeveloped reserves.
(7) Future income taxes have been estimated utilizing the same tax rate applicable to the Standardized Measure of Discounted Future Net Cash Flows as of December 31,2005.

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Parallel Petroleum Announces Operations Update and
First Quarter 2006 Production and Proved Reserves
May 10, 2006

2006 Capital Investment Budget - Compared to Average Daily Production and Proved Reserve Value by Property

The following table represents Parallel’s 2006 capital investment budget compared to first quarter 2006 average daily production and total proved reserve value as of March 31, 2006, on a property basis, and includes the estimated Standardized Measure of Discounted Future Net Cash Flows as of March 31, 2006. Detailed information on each property listed in this table is provided within the text of this press release.

	2006		1Q 2006 Average		03-31-06 Total Proved Reserve
	CAPEX Budget		Daily Production (2) (3)		Value (PV-10%) (1) (2) (3)
AREA/PROPERTY	$MM	%	BOE	%	$MM	%
Resource Projects
Barnett Shale (2)	$21.1	20%	527	10%	$32.5	6%
New Mexico Wolfcamp	45.5	44%	129	3%	4.0	1%
Total	$66.6	64%	656	13%	$36.5	7%

Permian Basin of West Texas
Fullerton San Andres	$1.8	2%	1,544	30%	$197.2	35%
Carm-Ann San Andres/N. Means Queen	5.0	5%	545	10%	57.7	10%
Harris San Andres (3)	11.1	11%	296	6%	106.6	19%
Diamond M Shallow	0.2	0%	56	1%	49.0	9%
Diamond M Canyon Reef	8.3	8%	398	8%	54.5	10%
Other Permian Basin	2.2	2%	271	5%	23.5	4%
Total	$28.6	28%	3,110	60%	$488.5	87%

Onshore Gulf Coast of South Texas
Yegua/Frio	$2.0	3%	419	8%	$15.4	2%
Wilcox	0.5	0%	854	17%	16.6	3%
Cook Mountain	0.3	0%	107	2%	3.4	1%
Total	$2.8	3%	1,380	27%	$35.4	6%

Other Projects
Cotton Valley Reef	$1.5	1%	-	0%	$-	0%
Utah/Colorado	4.2	4%	-	0%	-	0%
Total	$5.7	5%	-	0%	$-	0%

GRAND TOTAL	$103.7	100%	5,146	100%	$560.4	100%

Estimated Future Income Taxes (4)					(135.9)
Estimated Standardized Measure of
Discounted Future Net Cash Flows					$424.5

(1) Based on independent reserve study by Cawley, Gillespie & Associates, Inc. utilizing NYMEX prices of $66.66 per barrel of oil and $6.98 per Mcf of natural gas, as of March 31, 2006.
(2) Includes approximately 3.7 BCF (.62 million BOE) of reserves associated with the additional interests acquired in the Barnett Shale project.
(3) Includes approximately 3.5 million BOE of reserves associated with the "Harris San Andres" properties that were acquired on January 12, 2006.
(4) Future income taxes have been estimated utilizing the same tax rate applicable to the Standardized Measure of Discounted Future Net Cash Flows as of December 31, 2005.

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Parallel Petroleum Announces Operations Update and
First Quarter 2006 Production and Proved Reserves
May 10, 2006

The Company

Parallel Petroleum is an independent energy company headquartered in Midland, Texas, engaged in the acquisition, exploration, development and production of oil and gas using 3-D seismic technology and advanced drilling, completion and recovery techniques. Parallel’s primary areas of operation are the Permian Basin of West Texas and New Mexico, North Texas Barnett Shale, Onshore Gulf Coast of South Texas, East Texas and Utah/Colorado. Additional information on Parallel Petroleum Corporation is available at http://www.plll.com.

This release contains forward-looking statements subject to various risks and uncertainties that could cause the Company’s future plans, objectives and performance to differ materially from those in the forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “plan,” “subject to,” “anticipate,” “estimate,” “continue,” “present value,” “future,” “reserves”, “appears,” “prospective,” or other variations thereof or comparable terminology. Factors that could cause or contribute to such differences could include, but are not limited to, those relating to the results of exploratory drilling activity, the Company’s growth strategy, changes in oil and natural gas prices, operating risks, availability of drilling equipment, outstanding indebtedness, weaknesses in our internal controls, the inherent variability in early production tests, changes in interest rates, dependence on weather conditions, seasonality, expansion and other activities of competitors, changes in federal or state environmental laws and the administration of such laws, and the general condition of the economy and its effect on the securities market. While we believe our forward-looking statements are based upon reasonable assumptions, these are factors that are difficult to predict and that are influenced by economic and other conditions beyond our control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

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